Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.                   ) pertaining to the 2001 Employee Stock Option Plan of Tranzyme, Inc., the 2001 Non-employee Stock Option Plan of Tranzyme, Inc., the Amended and Restated 2003 Stock Option Plan of Tranzyme, Inc., the Amended and Restated 2004 Stock Option Plan of Tranzyme Pharma, Inc., and the 2011 Stock Option and Incentive Plan of Tranzyme, Inc. of our report dated February 15, 2011 (except Note 12, as to which the date is March 31, 2011), with respect to the consolidated financial statements of Tranzyme, Inc. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-170749) of Tranzyme, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 14, 2011